Exhibit 99

PURCHASE OPTION AGREEMENT

This PURCHASE OPTION AGREEMENT(this “Agreement”) is made as of July 9, 2007, by and among Robert J. Skandalaris (together with his heirs, successors, or assigns, as applicable “RJS"), Michael C. Azar (together with his heirs, successors, or assigns, as applicable “MCA”; David J. Langevin (together with his heirs, successors, or assigns, as applicable “DJL”) and QVM Oakmont Services, LLC (together with its successors or assigns, as applicable “QVM Oakmont” and together with RJS, MCA and DJL, the “Sellers”) and Plainfield Acceptance LLC (together with any designated affiliate as provided in Section 10 below, the “Buyer”).

WHEREAS, (i) each Seller is the beneficial and record owners of the number of shares (the “Common Shares”) of the common stock, $0.0001 par value, of Oakmont Acquisition Corp, a Delaware corporation (“Oakmont”), set forth opposite his name on Schedule A hereto and which shares were acquired prior to the initial public offering of Oakmont (the “IPO”) and (ii) RJS is the beneficial and record owner of the number of warrants (the (“Warrants”; and together with the Common Shares, the “Securities”) to purchase common stock of Oakmont set forth opposite his name on Schedule A hereto, which Warrants were registered in the IPO;

WHEREAS, in connection with the IPO each of the Sellers was required to escrow the Common Shares pursuant to that certain Stock Escrow Agreement (the “Escrow Agreement”), dated as of July 2005, among the Sellers, certain other stockholders of Oakmont and Continental Stock Transfer & Trust Company; and

WHEREAS, the parties hereto wish to enter into this Agreement to provide Buyer with the option to purchase a portion of the Common Shares and Warrants held by the Sellers as more particularly described herein and certain related matters.

NOW, THEREFORE, in consideration of $100.00 duly paid by or on behalf of Buyer to the Sellers and in consideration of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Options To Purchase.

(a)        Common Share Option. During the period commencing on the date that the Common Shares are disbursed to the Sellers pursuant to Section 3 of the Escrow Agreement and ending at 5:00pm (New York time) on the later of (i) October 19, 2008 and (ii) the date 90 days after the expiration of the lock-up or restricted trading or transfer period under the Escrow Agreement or any other agreement with respect to any of the Common Shares, the Buyer shall have the option (the “Common ShareOption”) to purchase from the Sellers an aggregate number of shares of the Sellers’ Common Shares equal to the Applicable Share Number at a purchase price of $0.01 per share. The allocation of the Applicable Share Number among the Sellers shall be pro rata among the Sellers based on the number of Common Shares held by each of them on the date hereof unless otherwise agreed to by the Sellers.

(b)        Warrant Option. During the period commencing upon the consummation of the Merger (as hereinafter defined) and ending at 5:00pm (New York time) on July 19, 2007,

the Buyer shall have the option (the “Warrant Option”; and together with the Common Share Option, the “Options” ) to purchase an aggregate of 442,000 Warrants from RJS at a purchase price per Warrant of $.75 per Warrant.

(c )       Minimum Share Purchase Requirement.      This Agreement and the Common Share Option and the Warrant Option shall automatically terminate and become null and void if (i) Buyer does not contract to acquire at least 2,000,000 shares of the common stock of Oakmont (the “Public Shares”) before the date the proxy statement with respect to the special meeting of Oakmont stockholders scheduled for July 17, 2007 is first distributed to Oakmont’s stockholders (“Cut off Date”), or (ii) Buyer does not fulfill its obligations set forth in Section 6 below. Sellers agree to provide Buyer notice of the initial distribution of the aforementioned proxy statement by 5PM (Eastern time) on the day prior to such initial distribution.

(d)	For purposes of this Agreement,

(i)        “ Applicable Share Number” shall mean, with respect to Sellers, no less than 1,000,000 shares, and no more than 1,200,000 shares as set forth below:

Number of Public Shares Purchased by Buyer in a Public Purchase prior to Cut off Date	Applicable Share Number
2,000,000 to 4,999,999 Shares	1,000,000
5,000,000 shares and above	1,200,000

(ii)       “ Merger” shall mean the merger of Brooke Credit Corporation with and into Oakmont pursuant to the Merger Agreement.

(iii)      “ Merger Agreement” shall mean that certain Amended and Restated Merger Agreement dated April 30, 2007, among Oakmont, Brooke Credit Corporation and Brooke Corporation.

2.	Election to Purchase.

To make an election to exercise either Option pursuant to this Agreement, Buyer shall give written notice of such election (a “Purchase Notice”) (a) in the case of the Common Shares, to each Seller and (b) in case of the Warrants, to RJS, which Purchase Notice shall specify (i) whether such election is in respect of the Common Shares or the Warrants and (ii) the date of the closing of such purchase (a “Closing Date”), which notice shall be delivered on or before 5PM (Eastern time) on the date on which such Option expires pursuant to the terms of Section 1(a) or 1(b), as applicable, and which Closing Date shall be no later than three business days after the date of the delivery of such notice. On the Closing Date, at the offices of Bingham McCutchen LLP, One State Street, Hartford, CT 06103, the Sellers shall tender to the Buyer the applicable Common Shares or Warrants with the necessary instruments of transfer in form reasonable acceptable to Buyer and the Buyer shall deliver payment of the applicable purchase price payable in cash or by certified check or official bank check. On the Closing Date Sellers shall provide assurance that such Common Shares or Warrants are transferred free and clear of all liens, restrictions, encumbrances and rights of third parties.

3.	Representation and Covenants of Sellers.

Each Seller hereby severally and not jointly represents, warrants and covenants to Buyer, solely as to such Seller, as follows:

(a)          Due Organization. Such Seller, if not an individual, has been duly organized, is validly existing and is in good standing, as applicable, under the laws of the jurisdiction of its organization.

(b)         Power; Due Authorization; Binding Agreement. Such Seller has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by such Seller, have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that enforceability may be subject to the effect of (a) any applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity and, (b) any laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in law or equity.

(c)          Ownership of Securities. On the date hereof, the Securities set forth opposite such Seller’s name on Schedule A hereto are owned of record and beneficially by such Seller. As of the date hereof, such Seller has sole voting power (to the extent such Securities confer such powers) and sole dispositive power (to the extent such Securities are transferable) with respect to all of such Securities owned by such Seller. All of such Securities held by such Seller are free and clear of all liens, pledges, charges or security interests of any kind or nature other than those under the Escrow Agreement. Upon exercise of the Options by Buyer, such Seller shall transfer valid title to all of such Seller’s Securities to Buyer free from all liens, charges or security interests of any kind or nature except for (a) restrictions on transfer pursuant to state and/or federal securities laws and (b) liens and encumbrances created by Buyer.

(d)         No Conflicts. The execution and delivery of this Agreement by such Seller does not, and the performance of the terms of this Agreement by such Seller will not, (a) require such Seller to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than the filings with the Securities and Exchange Commission set forth on Schedule B hereto), (b) in the case of a Seller that is not an individual, conflict with or violate the organizational documents of such Seller, (c) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Seller or its properties and assets, (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Seller or by which any property or asset of such Seller is bound, or (e) violate any other agreement to which such Seller is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy, voting trust, the Escrow Agreement or the Merger Agreement.

4.	Certain Covenants of Sellers.

(a)          Further Assurances. Subject to the terms and conditions set forth in this Agreement each of the Sellers will use his, her or its best efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable and consistent with the terms and conditions of this Agreement, to consummate and make effective the transactions contemplated by this Agreement and to refrain from taking any actions that are contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement. Sellers agree that any lock-up agreement or similar agreement entered into in connection with the Merger Agreement or otherwise will not conflict with the provisions of this Agreement.

(b)         Transfer Restrictions. Each Seller hereby agrees that without the prior written consent of Buyer, such Seller shall not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment other disposition of, or limitation on the voting rights of, any of the Securities, including pursuant to the Merger Agreement, (b) grant any proxies or powers of attorney other than those that may arise pursuant to this Agreement, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities other than those that may arise pursuant to this Agreement, (c) willfully or intentionally take any action that would cause any representation or warranty of such Seller contained herein to become untrue or incorrect or have the effect of preventing or disabling such Seller from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any transfer of the Securities not permitted hereby shall be null and void. Each Seller agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Securities covered hereby shall occur (including, but not limited to, a sale by a Seller’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Each Seller agrees that he will cause the certificates representing the Securities subject to the Options to be conspicuously endorsed with a legend substantially as follows: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION AGREEMENT DATED AS OF JULY , 2007 AMONG THE HOLDER HEREOF AND PLAINFIELD ACCEPTANCE LLC AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE ENCUMBERED EXCEPT AS PROVIDED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM THE HOLDER HEREOF OR FROM PLAINFIELD ACCEPTANCE LLC AT C/O PLAINFIELD ASSET MANAGEMENT LLC, 55 RAILROAD ROAD, GRENWICH,CT 06830.”

(c)        Registration Rights. Sellers represent and covenant that Buyer shall have the rights to register the Common Shares in accordance with the registration rights provided in that certain Registration Rights Agreement, dated as of July 18, 2005 among Oakmont, the Sellers and certain other stockholders of Oakmont, as the same will be amended by the Registration Rights Agreement that Oakmont will enter into with Brooke Corporation, the Sellers and others upon the closing of the Merger, in substantially the form previously delivered to Buyer [Please provide Buyer and counsel with a copy.]

5.          Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Sellers as follows.

(a)         Organization, Good Standing and Qualification. Buyer is a duly organized and validly existing under the laws of the State of its organization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement.

(b)	Authorization; Binding Obligations; Governmental Consents.

(i)All limited liability actions on the part of Buyer, its officers, directors and members necessary for the authorization of this Agreement and the performance of all obligations of Buyer hereunder have been taken prior to the date hereof. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

(ii) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement.

6.          Certain Covenants of Buyer. Buyer hereby agrees that, at any meeting of the stockholders of Oakmont, however called, or any adjournment thereof, or in connection with any solicitation of votes of the stockholders of Oakmont by written consent, Buyer shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of its Public Shares (which are entitled to vote at such meeting or solicitation) in favor of the approval or re-approval of the Merger and the Merger Agreement and all other proposals where approval of such proposal is a condition to the merger agreement, and against any action or agreement that would prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or the Merger Agreement, or that would be contrary to or inconsistent with, or result in a breach by the Sellers of, or frustrate the essential purposes of this Agreement or the Merger Agreement.

7.          Amendments. This Agreement may be amended from time to time by a written instrument executed and delivered by the parties.

8.          Conflicts. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions contained in any document attached as an Exhibit hereto, the terms and conditions of the form of documents attached hereto shall govern.

9.          Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties will have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement will be construed to confer upon any Person who is not a signatory hereto or any successor or permitted assign of a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

10.       Buyer Substitution. Buyer shall have the right to substitute any one of its affiliates as the purchaser of the Securities that it has agreed to purchase hereunder, by written notice to the Sellers, which notice shall be signed by both the Buyer and such affiliate, shall contain such affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such affiliate of the accuracy with respect to it of the representation set forth in Section 5. Upon receipt of such notice, any reference to Buyer in this Agreement (other than in this Section 10), shall be deemed to refer to such affiliate in lieu of Buyer.

11.	General Provisions.

(a)        Notices. Except as otherwise provided herein, any offer, acceptance, notice or communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly and sufficiently given for all purposes by a party if given by the party, or an officer, trustee, or other personal or legal representative of such party, or by any other person authorized to act for such party, if in writing and delivered personally to the party or to an officer, trustee or other personal or legal representative of the party, or any other person authorized to act for such party to whom such notice shall be directed, or sent by overnight delivery service, or certified or registered mail, postage and registration prepaid, return receipt requested, or by facsimile to such party's home or business address as reflected on the signature pages hereto or other address as such party may designate to each of the other parties hereto by a notice complying with the requirements of this Section 11(a). Any such notice shall be deemed to have been given on the date on which the same was delivered in the case of personal delivery, post-marked in the case of certified or registered mail or overnight delivery service, or dated in the case of a facsimile.

(b)        Assignment. The parties hereto shall have no right to assign or transfer this Agreement or any of their respective rights hereunder.

(c)        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representative, estates, heirs and legatees of the parties hereto.

(d)        Miscellaneous. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

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             IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

/s/ Robert J. Skandalaris

Robert J. Skandalaris

/s/ Michael C. Azar

Michael C. Azar

/s/ David J. Langevin

David J. Langevin

QVM OAKMONT SERVICES, LLC

By: /s/ ROBERT J. SKANDALARIS

Robert J. Skandalaris

Managing Member

PLAINFIELD ACCEPTANCE LLC

By: /s/ Steve Segaloff

Name: Steve Segaloff

Title: Authorized Individual

SCHEDULE A

	Common Shares	Warrants

Robert J. Skandalaris	585,000	442,000
Michael C. Azar	435,000
David J. Langevin	180,000
Krislee & Assoc., LLC.	360,000
QVM Oakmont Services, LLC	360,000

SCHEDULE B

FILINGS

TO BE COMLETED BY SELLERS BUT TO INCLUDE:

1.          Sellers shall cause Oakmont to file a Supplement to the Oakmont Schedule 14A to add Buyer.

2.          Sellers will file an amendment to the 13(d) filing of indicating that they are a group with Buyer.